Exhibit 99.9

1001 CONNECTICUT AVENUE, NW, SUITE 840

WASHINGTON, DC 20036

(202) 467-6862 • FAX (202) 467-6963

February 12, 2010

Confidential

Board of Directors

Eagle Bancorp

1400 Prospect Avenue

Helena, Montana 59601

Members of the Board:

By letter dated February 12, 2010, Eagle Bancorp has requested an opinion from Feldman Financial Advisors, Inc. as to any potential economic value of the liquidation account in Eagle Bancorp Montana, Inc. (the “Company”) as set forth in the Amended and Restated Plan of Conversion and Reorganization of Eagle Financial MHC adopted by the Board of Directors of the Company.

In the event of the liquidation of American Federal Savings Bank (the “Bank”), the right of the liquidation account holders in the Company to obtain a payment directly from the Bank in the event the Company lacks sufficient net assets to make distributions in satisfaction of such account holders’ liquidation accounts in the Company, pursuant to the Amended and Restated Plan of Conversion and Reorganization of Eagle Financial MHC, does not have any economic value at the time of the merger of Eagle Financial MHC into the Company.

Sincerely,

Feldman Financial Advisors, Inc.